EXHIBIT 99.1

ICU Medical, Inc. to Present at Two Investor Conferences in March

SAN CLEMENTE, Calif., March 2, 2010 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, today announced that Company management will present at the following two investor conferences:

  The ROTH 22nd Annual OC Growth Stock Conference to be held on March 15-17, 2010 at the Ritz Carlton in Dana Point, CA.  The presentation will take place on Monday, March 15, at 12:30 PM Pacific Time.

  The Sidoti 14th Annual Emerging Growth Research Conference to be held on March 23-24, 2010 at the The Grand Hyatt Hotel in NYC. The presentation will take place on Tuesday, March 23, at 12:10 PM Eastern Time.

The presentation will be webcast live and can be accessed by going to the Company's website at http://www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) is a leader in the development, manufacture and sale of proprietary, disposable medical connection systems for use in vascular therapy applications. ICU Medical's devices are designed to protect patients from catheter related bloodstream infections and healthcare workers from exposure to infectious diseases through accidental needle sticks or hazardous drugs. It is also a leader in the production of custom I.V. systems and incorporates proprietary products into many of those custom I.V. systems. For more information, visit www.icumed.com.

CONTACT:  ICU Medical, Inc.
          Scott E. Lamb, Chief Financial Officer
          (949) 366-2183

          ICR, Inc.
          John F. Mills, Senior Managing Director
          (310) 954-1100